Exhibit 3.24

State of Delaware

Secretary of State

Division of Corporations

Delivered 03:08 PM 06/16/2010

FILED 03:04 PM 06/16/2010

SRV 100663077 - 4014878 FILE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VELCERA, INC.

(originally Incorporated, under the name Denali Sciences, Inc., on August 12, 2005)

Velcera, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), does hereby certify that this Amended and Restated Certificate of Incorporation of the Corporation (this “Certificate of Incorporation”) set forth below has been duly adopted in accordance with Sections 228, 242 and 245 of the DGCL.

FIRST: The name of the Corporation shall be: “Velcera, Inc.”

SECOND: The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle 19808. The name of the registered agent of the Corporation at such address is Corporation Service Company.

THIRD: The purpose or purposes of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of stock which the Corporation is authorized to issue is one hundred twenty-five million (125,000,000), all of which shall be common stock with a par value of $0.001 per share.

FIFTH: The Board of Directors of the Corporation shall have the power to adopt, amend or repeal the by-laws, except that, for so long as that certain Voting Agreement, dated June 7, 2010, by and among the Corporation and certain of its stockholders, remains in effect, the Board of Directors shall not have the power to amend or repeal Sections 3.1, 3.2, and 3.11 of the Corporation’s by-laws as in effect from time to time.

SIXTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director to the fullest extent of the law. If a director of the Corporation who is also a partner or employee of an entity that is a holder of capital stock of the Corporation and that is in the business of investing and reinvesting in other entities, or an employee of an entity that manages such an entity (each, a “Fund”), acquires knowledge of a potential transaction or matter in such person’s capacity as a partner or employee of the Fund or the manager or general partner of the Fund and that may be a corporate opportunity for both the Corporation and such Fund (a “Fund Corporate Opportunity”), then (i) such Fund Corporate Opportunity shall belong to such Fund, (ii) such director shall, to the fullest extent permitted by law, be deemed to have fully satisfied and fulfilled his fiduciary duty to the Corporation and its stockholders with respect to such Fund Corporate Opportunity, and (iii) the Corporation, to the fullest extent permitted by law, renounces and waives any claim or expectancy that such Fund Corporate Opportunity constituted a corporate opportunity that should have been presented to the Corporation or any of its affiliates; provided, however, that such director acts in good faith and such opportunity was not offered to such person in his or her capacity as a director of the Corporation; and provided, further, that nothing herein or otherwise shall limit the Corporation’s right to pursue or consummate any transaction related to any Fund Corporate Opportunity even if originated by any director or any Fund.

SEVENTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through by-law provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders, and others.

EIGHTH: The election of directors need not be by written ballot, unless the Corporation’s by-laws so provide.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer on June 16, 2010.

VELCERA, INC.

By:	/s/ Dennis Steadman
Name:	Dennis Steadman
Title:	President and Chief Executive Officer

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